                                                                  EXHIBIT (a)(7)

                  SUMMARY ADVERTISEMENT, DATED JANUARY  , 1998

                                 Exhibit (a)(7)

  This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated January 16, 1998, the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Purchaser (as defined below) may, in its discretion, however, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     NOTICE OF OFFER TO PURCHASE FOR CASH
                       13,933,000 SHARES OF COMMON STOCK
                                      OF

                                OHM CORPORATION
                                      AT
                             $11.50 NET PER SHARE
                                      BY

                                 IT-OHIO, INC.
                           A WHOLLY-OWNED SUBSIDIARY
                                      OF

                     INTERNATIONAL TECHNOLOGY CORPORATION

  IT-Ohio, Inc., an Ohio corporation ("Purchaser"), which is a newly-formed, wholly-owned subsidiary of International Technology Corporation, a Delaware corporation ("Parent"), is offering to purchase 13,933,000 shares of Common Stock, par value $0.10 per share (the "Shares"), of OHM Corporation, an Ohio corporation (the "Company"), at a price of $11.50 per share (the "Offer Price"), net to each tendering shareholder in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 16, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer"). The purpose of the Offer is to acquire for cash 13,933,000 Shares as a first step in acquiring the entire equity interest in the Company. Following the consummation of the Offer, Parent intends to effect the Merger described below.


   THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
 9:00 A.M., NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 17, 1998, UNLESS THE OFFER IS EXTENDED.

  The Offer is conditioned upon, among other things, there being validly tendered by the Expiration Date and not withdrawn 13,933,000 Shares. The Offer is also conditioned on the satisfaction or waiver of certain other conditions, including receipt by Purchaser and the Company of certain governmental and regulatory approvals, which are described in Section 15 of the Offer to Purchase.

  THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (AS DEFINED BELOW), INCLUDING WITHOUT LIMITATION, THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE OFFER, THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. ACCORDINGLY, THE COMPANY'S BOARD UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

                               Exhibit (a)(7)-1

   The Offer is being made pursuant to the terms of an Agreement and Plan of Merger, dated as of January 15, 1998 (the "Merger Agreement"), by and among the Company, Purchaser and Parent. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser, and further provides that regardless of whether Shares are purchased pursuant to the Offer and subject to the satisfaction or, if permissible, waiver of certain other conditions, Purchaser will be merged with and into the Company (the "Merger"). The Company will continue as the surviving corporation after the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than Shares held by Parent, Purchaser or any other subsidiary of Parent or held in the treasury of the Company or by any subsidiary of the Company, which will be cancelled and retired without any payment with respect thereto, or Shares (the "Dissenting Shares") with respect to which the holder properly exercises such holder's appraisal rights under all of the relevant provisions of Sections 1701.84 et seq. ("Section 1701.84") of the Ohio General Corporation Law ("OGCL") (collectively, the "Excluded Shares")), will be cancelled and converted automatically into the right to receive (i) 1.394 (the "Exchange Ratio") fully paid and nonassessable shares of common stock, par value $.01 per share, of Parent (the "Parent Common Stock"); provided, however, that the aggregate number of Shares accepted for payment and paid for pursuant to the Offer and purchased pursuant to the Share Repurchase Agreement (as defined below) is less than 19,168,381 Shares (the "Cash Share Number") (the number of Shares so accepted for payment and paid for being referred to herein as the "Purchased Share Number"), then the Exchange Ratio shall be adjusted and Shares shall be equal to the product obtained by multiplying the Exchange Ratio by a fraction,
(A) the numerator of which is equal to (x) the number of Shares issued and outstanding immediately prior to the Effective Time (excluding Excluded Shares other than Dissenting Shares) (the "Final Outstanding Number") plus (y) the Purchased Share Number minus (z) the Cash Share Number and (B) the denominator of which is the Final Outstanding Number and (ii) if the Exchange Ratio has been adjusted pursuant to the immediately preceding proviso, an amount in cash equal to a fraction, (A) the numerator of which is the product of $11.50 and the amount by which the Cash Share Number exceeds the Purchased Share Number and (B) the denominator of which is the Final Outstanding Number. The foregoing consideration shall be referred to collectively as the "Merger Consideration." The Merger Agreement is more fully described in Section 12 of the Offer to Purchase.

  At the Effective Time, all Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate formerly representing any of such Shares (other than any Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive cash in lieu of fractional shares and any distribution or dividends pursuant to the Merger Agreement.

  If more than 13,933,000 Shares are validly tendered prior to the Expiration Date and not withdrawn, Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment (and thereby purchase) 13,933,000 Shares on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered prior to the Expiration Date (as defined below) and not withdrawn by each tendering shareholder. If proration is required, Purchaser would not expect to announce the final results of the proration until at least seven New York Stock Exchange, Inc. trading days after the Expiration Date. Tendering shareholders will not receive payment for Shares accepted for payment pursuant to the Offer until the final proration factor is known.

  Pursuant to the Merger Agreement and the Share Repurchase Agreement, dated as of January 15, 1998 (the "Repurchase Agreement"), among the Company, Parent, Waste Management, Inc., a Delaware corporation which holds 9,668,000 Shares or approximately 35% of the outstanding Shares ("WMX"), and Rust International Inc., a Delaware corporation and wholly owned subsidiary of WMX, the Company will repurchase from WMX 5,235,381 Shares for $11.50 per Share concurrently with the payment for Shares pursuant to the Offer (the "Repurchase"). In addition, pursuant to the Repurchase Agreement, WMX has agreed to tender only 2,142,141 Shares in the Offer, which, in conjunction with the Repurchase, will result in WMX receiving cash and Parent Common Stock in the same proportion as other Company shareholders, assuming all outstanding Shares (other than 7,525,859 Shares held by WMX) are tendered in the Offer. The effect of the Repurchase Agreement will be to increase the aggregate number of Shares acquired for cash in connection with the

                               Exhibit (a)(7)-2
transactions contemplated by the Merger Agreement and make it possible for the consideration paid in the Merger to consist solely of shares of Parent Common Stock.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for up to 13,933,000 Shares validly tendered pursuant to the Offer on or prior to the Expiration Date and not withdrawn in accordance with the provisions set forth in this Offer to Purchase. The term "Expiration Date" shall mean 9:00 A.M., New York City time, on Tuesday, February 17, 1998, unless and until Purchaser, in its sole discretion (but subject to restrictions contained in the Merger Agreement), shall from time to time have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. If at any scheduled Expiration Date any of the conditions to the Offer has not been satisfied or waived, at the request of the Company from time to time, Purchaser shall extend the Offer for a period not to exceed ten business days (as defined in the Offer to Purchase) after the previously scheduled Expiration Date of the Offer; provided, however, in no event shall Purchaser be obligated to extend the Offer beyond March 31, 1998.

Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be issued not later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in the Offer to Purchase. However, the ability of Purchaser to delay payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or (b) an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery of Shares, and any other required documents, which must be received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and either (i) certificates for Shares ("Share Certificates") for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedure for book-entry transfer set forth in Section 2 to the Offer to Purchase, in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth in Section 2 of the Offer to Purchase.

  Subject to the terms of the Merger Agreement, Purchaser reserves the right (but shall not be obligated) to accept for payment more than 13,933,000 Shares pursuant to the Offer, although Purchaser has no present intention of doing so. If a number of additional Shares in excess of 2% of the outstanding Shares is to be accepted for payment, and, at the time notice of Purchaser's decision to accept for payment such additional Shares is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is so published, sent or given, the Offer will be extended until the expiration of the such period of ten business days.

  Pursuant to the Merger Agreement, Purchaser may make any changes in the terms and conditions of the Offer, provided that, unless previously approved by the Company's Board of Directors in writing, Purchaser may not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought pursuant to the Offer, (iv) change the conditions to the Offer, (v) impose additional conditions of the Offer or amend any other term of the Offer in any manner adverse to holders of Shares or

                                Exhibit (a)(7)-3
extend the Offer if all of the conditions to the Offer are satisfied or waived, or (vi) waive the condition to the Offer that the Merger Agreement shall not have been terminated by the Company or Parent or Purchaser in accordance with its terms or Parent or Purchaser shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer or a delay in the acceptance for payment for the Shares.

  Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment and paid for as provided herein, may also be withdrawn at any time on or after 60 days from the Expiration Date. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn as set forth on such Share Certificates if different from the name of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be furnished to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with such withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures for withdrawal, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, and its determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waved. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 of the Offer to Purchase at any time on or prior to the Expiration Date.

  The Company has provided Purchaser with the Company shareholder list, a nonobjecting beneficial owners list, and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the Letter of Transmittal and other material relevant to the Offer will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

  The information required to be disclosed by Rule 14d-6(e)(1)(vii) and Rule 13e-3(e)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

  The Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

                                Exhibit (a)(7)-4

  Requests for copies of the Offer to Purchase, the Letter of Transmittal and other materials related to the Offer may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. Questions or requests for assistance may be directed to the Information Agent.

                    The Information Agent for the Offer is:
                                      LOGO

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885

January 16, 1998

                                Exhibit (a)(7)-5